UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2016

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH2 OPZ United Kingdom

(Address of Principal Executive Offices)

011-44-0131-445-6159

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture

On October 14, 2016, Quotient Limited (the “Company” or “we”, “us” and “our”) completed the private placement (the “Offering”) of up to $120 million aggregate principal amount of 12% Senior Secured Notes due 2023 (the “Notes”) and entered into an indenture (the “Indenture”) governing the Notes with the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

The Company issued $84 million aggregate principal of the Notes (the “Initial Notes”) at the initial closing on October 14, 2016 (the “Initial Closing”) and, so long as no event of default under the Indenture has occurred and is continuing, the Company will issue an additional $36 million aggregate principal amount of the Notes (the “Additional Notes”) upon public announcement of field trial results for the MosaiQ™ IH Microarray that demonstrate greater than 99% concordance for the detection of blood group antigens and greater than 95% concordance for the detection of blood group antibodies when compared to predicate technologies for a pre-defined set of blood group antigens and antibodies (the “Additional Notes Triggering Event”). The Company estimates that the net proceeds from the Initial Closing will be approximately $79 million, after deducting the estimated Offering expenses by the Company in connection with the Initial Closing. The Notes were sold only to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Company plans to use the net proceeds from the Notes, among other things, to repay all outstanding obligations under the Company’s Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 3, 2015, with MidCap Financial Trust (“MidCap”), as amended (the “MidCap Loan Agreement”), and for general corporate purposes.

Interest on the Notes accrues at a rate of 12% per annum and is payable semi-annually on April 15 and October 15 of each year (each, a “Payment Date”) commencing on April 15, 2017. On each Payment Date, commencing on April 15, 2019, the Company will also pay an installment of principal of the Notes pursuant to a fixed amortization schedule.

The Notes are senior secured obligations of the Company and will be equal in right of payment to all existing and future pari passu indebtedness of the Company, will be senior in right of payment to all existing and future subordinated indebtedness of the Company, will have the benefit of a security interest in the Notes collateral and will be junior in lien priority in respect of any collateral that secures any first priority lien obligations incurred from time to time in accordance with the Indenture. The stated maturity date of the Notes is October 15, 2023. Upon the occurrence of a Change of Control, subject to certain conditions, or certain Asset Sales events (each, as defined in the Indenture), holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 101.0% or 100.0%, respectively, of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the date of repurchase.

The Company may redeem the Notes at its option, in whole or in part from time to time, prior to October 14, 2018 (the “First Call Date”) at a redemption price equal to 100.0% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, through the redemption date, plus a make-whole premium computed using a discount rate equal to the treasury rate in respect of such redemption date plus 100 basis points (the “Make-Whole Premium”). The Company may redeem the Notes at its option, in whole or in part from time to time, on or after the First Call Date at a redemption price equal to: (i) from and including the First Call Date to and including October 13, 2019, 112.0% of the principal amount of the Notes to be redeemed, (ii) from and including October 14, 2019 to and including October 13, 2020, 106.0% of the principal amount of the Notes to be redeemed, (iii) from and including October 14, 2020 to and including October 13, 2021, 103.0% of the principal amount of the Notes to be redeemed, and (iv) from and including October 14, 2021 and thereafter, 100.0% of the principal amount of the Notes to be redeemed, in each case, plus accrued and unpaid interest to the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to periodically redeem or retire the Notes.

The obligations of the Company under the Indenture and the Notes are unconditionally guaranteed on a secured basis by the Guarantors. Under the terms of the Indenture, the Company may designate entities within its corporate structure as unrestricted subsidiaries, provided that certain conditions set forth in the Indenture are met.

The Indenture governing the Notes contains customary events of default with respect to the Notes (including the Company’s failure to make any payment of principal or interest on the Notes when due and payable), and upon certain events of default occurring and continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may (subject to the provisions of the Indenture) declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In addition, if such a declaration of acceleration occurs prior to the First Call Date, the then applicable Make-Whole Premium will also be due and payable in connection with any payment that occurs following such acceleration and prior to the First Call Date. In the case of certain events of bankruptcy, insolvency or reorganization involving the Company or a Restricted Subsidiary (as defined in the Indenture), the Notes will automatically become due and payable.

Pursuant to the Indenture, the Company and its restricted subsidiaries must also comply with certain affirmative covenants, such as furnishing financial statements to the holders of the Notes, and negative covenants, including limitations on the following: the incurrence of debt; the issuance of preferred and/or disqualified stock; the payment of dividends, the repurchase of shares and under certain conditions making certain other restricted payments; the prepayment, redemption or repurchase of subordinated debt; the merger, amalgamation or consolidation involving the Company; engaging in certain transactions with affiliates; and the making of investments other than those permitted by the Indenture.

The Notes, the related guarantees and the Royalty Rights (as defined below) have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. The holders of the Notes do not have any registration rights.

The description of the Indenture contained herein is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Purchase Agreements

In connection with the Offering, on October 14, 2016, the Company and the guarantors named therein entered into purchase agreements (the “Purchase Agreements”) with the purchasers named therein (the “Purchasers”) pursuant to which the Company agreed to issue and sell the Notes to the Purchasers. As described above, the Initial Notes were issued by the Company at the Initial Closing. The Purchase Agreements include the terms and conditions of the offer and sale of the Notes and other terms and conditions customary in agreements of this type, as well as the terms upon which the Company will issue the Additional Notes upon the Additional Notes Triggering Event.

The description of the Purchase Agreements contained herein is qualified in its entirety by reference to the form of Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Royalty Rights Agreements

In connection with the Offering, on October 14, 2016, the Company entered into royalty rights agreements (the “Royalty Rights Agreements”) with each of the Purchasers, pursuant to which the Company sold to such Purchasers the right to receive, in the aggregate, a payment equal to 2.0% of the aggregate net sales of MosaiQ™ instruments and consumables in the donor testing market in the European Union and the United States (the “Royalty Rights”) (with 70% of such Royalty Right being allocated to the Purchasers in connection with the issuance of the Initial Notes and 30% of such Royalty Right being allocated to the Purchasers in connection with the issuance (if any) of the Additional Notes). The royalty will be paid semi-annually on March 20 and September 20 of each year, and will be payable beginning on the date that the Company or its affiliates enters into a contract for the sale of MosaiQ™ instruments or consumables in the donor testing market in the European Union or the United States and ending on the last day of the calendar quarter in which the eighth anniversary of the first contract date occurs. The Royalty Rights Agreements also include other terms and conditions customary in agreements of this type.

The description of the Royalty Rights Agreements contained herein is qualified in its entirety by reference to the form of Royalty Rights Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Collateral Agreement

In connection with the Offering, the Company entered into a collateral agreement, dated as of October 14, 2016, with the Collateral Agent and the subsidiary parties from time to time party thereto (the “Collateral Agreement”). Pursuant to the terms of the Collateral Agreement, the Notes and the related guarantees are secured by a first priority lien on substantially all of the Company’s and the Guarantors’ assets, in each case, subject to certain prior liens and other exclusions, and a pledge of 100% of the equity interests of the Company’s subsidiaries.

The description of the Collateral Agreement contained herein is qualified in its entirety by reference to the Collateral Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On October 14, 2016, the Company used a portion of the net proceeds from the Offering to repay an aggregate amount of approximately $33.6 million (the “Payoff Amount”), comprised of the full principal amount, all accrued and unpaid interest and applicable prepayment and end-of-term fees, owed to the lenders under the MidCap Loan Agreement. Upon the lenders’ receipt of the Payoff Amount, the Loan Agreement was terminated and the release of the lenders’ security interest in any of the Company’s or its subsidiaries’ assets or property was authorized.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Notes and the Indenture is set forth under Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 14, 2016, the Company announced the closing of the Offering of the Notes and the sale of the Royalty Rights. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under such section, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

Exhibit	Description

4.1	Indenture, dated as of October 14, 2016, among the Company, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent.

10.1	Form of Purchase Agreement.

10.2	Form of Royalty Rights Agreement.

10.3	Collateral Agreement, dated as of October 14, 2016, among the Company the Subsidiary Parties from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent.

Exhibit	Description

99.1	Press Release of the Company issued on October 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 14, 2016

QUOTIENT LIMITED

By:	/s/ Stephen Unger
Name: Stephen Unger
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1	Indenture, dated as of October 14, 2016, among the Company, the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent.

10.1	Form of Purchase Agreement.

10.2	Form of Royalty Rights Agreement.

10.3	Collateral Agreement, dated as of October 14, 2016, among the Company the Subsidiary Parties from time to time party thereto and U.S. Bank National Association, as trustee and collateral agent.

99.1	Press Release of the Company issued on October 14, 2016.